Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(r)	95,000,000 (1)	$4.15 (2)	$394,250,000.00	$0.0000927	$36,546.98
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$394,250,000.00		$36,546.98
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$36,546.98

(1)	Includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, or similar transactions.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $4.33 (high) and $3.97 (low) sale prices of the Registrant's common stock as reported on the Nasdaq Global Market on July 7, 2022, which date is within five business days prior to the date of filing this Prospectus Supplement. Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form S-3ASR (Registration No. 333-251054), filed with the Securities and Exchange Commission on December 1, 2020, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

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